Exhibit 10.1
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
ROSS LONGHINI COMPENSATION SUMMARY
Base Salary and Stock Options. In connection with the promotion of Ross A. Longhini to Executive Vice President and Chief Operating Officer, the Compensation Committee of the Board and the Board approved the changes described in this Summary to Mr. Longhini’s compensation on July 15, 2006. Mr. Longhini’s annual base salary was increased from $258,000 to $280,000, effective June 19, 2006. Mr. Longhini was also granted a non-qualified stock option to purchase 50,000 shares of AMS common stock at an exercise price of $16.48 per share (equal to the “fair market value” of a share of common stock on the grant date). Such option expires on June 14, 2013 and vests with respect to 25% of the shares on June 30, 2007 and with respect to 6.25% of the shares on the last ay of each calendar quarter thereafter. Mr. Longhini had previously been granted an option to purchase 50,000 shares of Company common, along with annual grants to the other executive officers.
2006 Executive Variable Incentive Plan. At the February 9, 2006 meeting, the Company’s Board of Directors approved the 2006 Executive Variable Incentive Plan and target bonuses for executive officers under such plan. The Compensation Committee (and the Board of Directors with respect to executive officers) established a target bonus for each participant in the plan. The 2006 quarterly bonus payments will be calculated at the end of each fiscal quarter based upon each fiscal quarter’s year-over-year sales growth rate, each quarter’s year-over-year increase in sales dollars, a measure of operating income and a cost of capital on net assets. Each quarter, the actual quarterly results for four quarters (the current plus three past quarters) will be weighted and compared to the plan level to generate a percent of plan achievement. This percent is applied against the participant’s target bonus for the quarter, resulting in a quarterly bonus payment per individual. On June 15, 2006, the Compensation Committee and the Board of Directors approved an increase to Mr. Longhini’s target bonus under the Company 2006 Executive Variable Incentive Plan was set at the annual rate of $140,000 for the third and fourth quarters of 2006.